Exhibit 99.1

Winner Medical Group Reports First Quarter Fiscal 2007 Results

Shenzhen, China - February 14, 2007 - Winner Medical Group Inc. (OTCBB: WMDG), today reported financial results for the first quarter of fiscal year 2007, ending December 31, 2006.

Consolidated sales for the first fiscal quarter were $15.9 million compared to $16.2 million reported in the first quarter of fiscal 2006, a decrease of 2%. Consolidated gross profit for the first quarter of fiscal year 2007 was $3.9 million, or 25% of net sales, compared to $4.4 million, or 27% reported for the first quarter of fiscal year 2006. The decrease in gross profit as a percentage of net sales was mainly due to the appreciation of Renminbi or “RMB” against the U.S. dollar and the increased cost of raw materials, labor and energy.

Net income for the first quarter was approximately $1.5 million, or $0.03 per basic and diluted share, compared to net income of approximately $1.6 million, or $0.04 per basic and diluted share, reported in the first quarter of last fiscal year.

Jianquan Li, Winner Medical’s chairman and chief executive officer, commented, “The decrease in revenue in the first quarter is primarily attributable our decision to terminate the production of some lower margin products and to transfer the production of lower margin products from the new, high-tech facility in Shenzhen to our facility in Chongyang and other facilities in the Hubei province. These production changes are consistent with our strategy to shift the product mix to higher margin, technology-driven products.

“Winner Medical remained profitable in the first quarter despite these changes in production and the termination of some small clients that were unprofitable or represented bad debt,” Mr. Li continued. “We believe these decisions along with our continued investment in the development of higher margin products provide the cornerstone for Winner Medical to continue to grow over the longer term. We remain focused on our long-term goals of capturing market share and penetrating existing and new markets through the introduction of groundbreaking products, such as the new PurCotton™ products and the cohesive (self-adhering) bandages. We believe this course of action, in addition to the current pipeline of opportunities, will enable Winner Medical to deliver revenue growth in the range of 10-15% for the full fiscal year 2007.”

The following table illustrates the sales revenues generated in the first quarter of fiscal year 2007 in the major geographic areas in which Winner Medical sells its products. The table also provides the percentage of total revenues generated in each region.

Sales by Region
(Sales in U.S. Dollars, in millions)

	First Quarter FY 2007	Percentage of Total Revenues	First Quarter FY 2006	Percentage of Total Revenues
Europe	$6.08	38.27%	$5.59	34.43%
Japan	$4.69	29.53%	$4.61	28.38%
North America	$1.37	8.65%	$2.01	12.38%
China	$2.26	14.22%	$1.91	11.82%
Other	$1.48	9.33%	$2.11	12.99%
TOTAL	$15.88	100.00%	$16.23	100.00%

As of December 31, 2006, Winner Medical had cash and cash equivalents of $2.1 million. As of the first quarter of this fiscal year, Winner Medical had working capital of $12.8 million and stockholders’ equity improved to approximately $54.5 million.

About Winner Medical

Winner Medical is a holding company comprised of eight wholly owned manufacturing and distribution facilities, two joint venture factories and one trading company. Winner Medical is primarily engaged in the development, manufacturing and distribution of high-quality cotton disposable medical dressings and disposable products. Winner Medical’s products include surgical dressings, dressing packs, wound care dressings, protective products, medical instruments, dental products and hygiene products for the institutional and home care markets. Winner Medical products are manufactured in China and sold domestically and abroad, in countries and areas such as Japan, Germany, Italy, the Netherlands, Australia, France, the United States, South America, Africa and the Middle East. Winner Medical is one of few Chinese companies licensed by the U.S. Food and Drug Administration to ship finished, sterilized products directly to the U.S. market. To learn more about Winner Medical, visit Winner Medical’s web site www.winnermedical.com.

Forward-Looking Statements

This press release contains certain statements that may include "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding Winner Medical and its subsidiary companies’ business strategy, plans and objective and statements of non-historical information. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although Winner Medical believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Winner Medical’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Winner Medical’s periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to Winner Medical or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, Winner Medical does not assume a duty to update these forward-looking statements.
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Contacts

Company - China	U.S. Investor Relations
Annie Chen	Kathy Price / Dixon Chen
Secretary of the Board	The Global Consulting Group
Tel: +86 (755) 2806 6858	Tel: +1 (646) 284-9400
Email: annie.chen@winnermedical.com	Email: kprice@hfgcg.com / dchen@hfgcg.com

- Financial Tables Follow -

WINNER MEDICAL GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(U.S. Dollars, except per share amounts)

	Three months ended
	December 31
	2006	2005
	(Unaudited)	(Unaudited)

Net sales	$15,880,770	$16,234,128
Cost of sales	(11,944,126)	(11,834,833)
Gross profit	3,936,644	4,399,295

Other operating income, net	103,639	62,502
Selling, general and administrative expenses	(2,501,626)	(2,574,895)

Income from operations	1,538,657	1,886,902
Interest income	5,662	4,454
Interest expense	(72,259)	(146,506)
Share of undistributed earnings in an equity investee	56,546	10,422
Income before income taxes and minority interests	1,528,606	1,755,272

Income taxes	(28,399)	(165,396)
Income before minority interests	1,500,207	1,589,876

Minority interests	(5,637)	22,431
Net income	$1,494,570	$1,612,307

Other comprehensive income
Foreign currency translation difference	723,440	99,676

Comprehensive income	2,218,010	1,711,983

Net income per stock
- basic	$0.03	$0.04
- diluted	$0.03	$0.04

Weighted average number of shares outstanding
- basic	44,677,171	38,237,615
- diluted	44,685,505	38,237,615

WINNER MEDICAL GROUP INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. Dollars)

	December 31 2006	September 30 2006
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	2,101,989	4,319,579
Accounts receivable, less allowances for doubtful
accounts of US$14,976 and US$20,347 at December
31, 2006 and September 30, 2006, respectively	8,531,138	7,513,013
Amounts due from affiliated companies	318,597	480,900
Inventories	13,541,930	11,329,520
Prepaid expenses and other current assets	4,588,794	6,182,472
Income taxes recoverable	33,627	7,533
Total current assets	$29,116,075	$29,833,017
Property, plant and equipment, net	40,228,311	35,800,530
Investment in an equity investee	1,119,213	1,062,135
Intangible assets, net	37,896	38,731
Prepaid expenses and deposits	229,880	224,391
Deferred tax assets	198,148	195,610
Total assets	$70,929,523	$67,154,414

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term bank loans	7,044,599	5,437,050
Accounts payable	4,910,697	4,196,874
Accrued payroll and employee benefits	1,345,034	1,184,779
Customer deposits	363,822	269,965
Other accrued liabilities	1,720,522	2,379,849
Amount due to a stockholder	-	1,556
Amounts due to affiliated companies	180,703	203,999
Dividend payable	194,679	504,317
Income taxes payable	536,808	556,647
Total current liabilities	$16,296,894	$14,735,036

Deferred tax liabilities	4,467	4,410
Total liabilities	$16,301,361	$14,739,446

Commitments and contingencies	144,680	149,496

Minority interests

Stockholders' equity:
Common stock, par value $0.01 per share;
authorized 495,000,000 stock, stock issued and
outstanding December 31, 2006 - 44,677,171 shares;
September 30, 2006 - 44,677,171 shares	44,677	44,677
Additional paid-in capital	30,237,197	30,237,197
Retained earnings	20,059,287	19,182,866
Statutory reserves	1,840,827	1,222,678
Accumulated other comprehensive income	2,301,494	1,578,054
Total stockholders' equity	$54,483,482	$52,265,472
Total liabilities and stockhoders' equity	$70,929,523	$67,154,414